Spectra Energy Partners Reports Third Quarter 2018 Results and Announces Quarterly Cash Distribution Increase

HOUSTON, November 1, 2018 - Spectra Energy Partners, LP (NYSE: SEP) today reported net income of $377 million, of which $366 million is attributable to SEP's controlling interests, for the third quarter ended September 30, 2018, with earnings per limited partner unit of $0.75.

THIRD QUARTER HIGHLIGHTS:

•	NEXUS and TEAL projects placed into service

•
Entered into definitive agreement with Enbridge and Enbridge (U.S.) Inc. on August 24, 2018, under which Enbridge will acquire all of the outstanding SEP public common units in an all stock-for-unit transaction at a ratio of 1.111 Enbridge common shares per SEP common unit

•	Announced quarterly distribution increase, representing an approximate 7 percent increase over the distribution declared in November 2017

FINANCIAL RESULTS

For the quarter, ongoing earnings before interest, taxes, depreciation and amortization (EBITDA) were $561 million, compared with $554 million in the prior-year quarter. Ongoing net income from controlling interests was $371 million for the quarter, or $0.76 earnings per limited partner unit, compared with $379 million, or $0.89 earnings per limited partner unit in the prior-year quarter. Net income from controlling interests was $366 million for the quarter, or $0.75 earnings per limited partner unit, compared with $460 million, or $1.15 earnings per limited partner unit in the prior-year quarter.

Third quarter 2018 ongoing distributable cash flow (DCF) was $364 million, compared with $398 million in the prior-year quarter.

QUARTERLY DISTRIBUTION

Spectra Energy Partners announced today that the board of directors of the general partner declared a quarterly cash distribution to unitholders of $0.77625 per unit, an increase of 1.25 cents over the previous level of $0.76375 per unit and an approximate 7 percent increase compared to the third quarter 2017. The cash distribution is payable on November 29, 2018, to unitholders of record at the close of business on November 21, 2018. This quarterly cash distribution equates to $3.105 per unit on an annual basis.

PROPOSED MERGER
On August 24, 2018, SEP announced that it had entered into a definitive agreement (the Merger Agreement), pursuant to which an indirect wholly-owned subsidiary of Enbridge will be merged with and into SEP, with SEP surviving as an indirect wholly-owned subsidiary of Enbridge. Under the terms of the Merger Agreement, Enbridge will acquire all of SEP's outstanding common units not already directly or indirectly owned by Enbridge in an all stock-for-unit transaction at an exchange ratio of 1.111 Enbridge common shares per SEP common unit. The proposed merger is part of Enbridge’s sponsored vehicle restructuring initiative to simplify its corporate structure.
A record date of November 5, 2018 has been established for determining the unitholders of SEP entitled to approve the SEP merger transaction without a meeting, which approval by written consent is expected to be determined on December 12, 2018. Pursuant to the Merger Agreement, Enbridge has irrevocably and unconditionally agreed to deliver its consent, with respect to all of the SEP common units owned by its wholly owned subsidiaries, in favor of approval of the transaction. As the majority SEP unitholder (83% of total SEP common units outstanding), Enbridge's approval by consent will constitute the requisite SEP unitholder vote required to approve the transaction.

Completion of the proposed merger is subject to certain customary closing conditions and is targeted to occur in the fourth quarter of 2018.
SEGMENT RESULTS

U.S. Transmission
Ongoing EBITDA from U.S. Transmission was $504 million in the third quarter 2018, compared with $505 million for the third quarter 2017. These results reflect increased earnings from expansion projects, increased revenue contracts on Sabal Trail, and higher allowance for funds used during construction on NEXUS, offset by higher operating and pipeline integrity costs and higher allocated corporate shared-service costs of $18 million, previously recorded in "Other". The 2017 ongoing results exclude a $106 million gain realized as a result of the deconsolidation and fair value re-measurement of our interest in Sabal Trail. The 2017 ongoing results also exclude special items of $18 million in expenses related to the 2016 Texas Eastern pipeline incident and $4 million in expenses primarily from merger-related costs.

Liquids
Ongoing EBITDA from Liquids was $59 million in the third quarter 2018, compared with $67 million for the third quarter 2017. The decrease is primarily a result of higher property taxes, regulatory expenses and allocated corporate shared-service costs of $4 million, previously recorded in "Other", partially offset by an increase in transportation volumes.

Other
Beginning with first quarter of 2018, "Other" consists of certain direct corporate governance costs. Allocated corporate shared-service costs were previously included in "Other" but are now directly allocated to the business segments. Ongoing net expenses from "Other" were $2 million and $18 million in third quarters 2018 and 2017, respectively. These results primarily reflect lower allocated corporate shared-services costs now included in U.S. Transmission and Liquids. The 2018 ongoing results exclude special items of $4 million in expenses, primarily from the proposed merger with Enbridge. The 2017 period excludes special items of $3 million, primarily from merger-related severance costs.

Interest Expense
Interest expense was $85 million in the third quarter 2018, compared with $75 million in the third quarter 2017, reflecting an increase in interest rates related to short-term borrowings and a higher balance of long-term debt outstanding.

Liquidity and Capital Expenditures
Total debt outstanding at Spectra Energy Partners as of September 30, 2018, was $8.8 billion, with available liquidity of approximately $1.1 billion, including cash on hand.

Including contributions from noncontrolling interests, Spectra Energy Partners has $1.6 billion of capital expansion spending planned in 2018. Total capital spending for the nine months ended September 30, 2018, was $1.2 billion, consisting of $1.1 billion of growth capital expenditures and $145 million of maintenance capital expenditures.

EXPANSION PROJECT UPDATES

SEP placed the NEXUS and TEAL projects into service in early October and volumes will continue to ramp up in the fourth quarter. The combined projects totaling $1.5 billion represent the successful culmination of more than four years of working with many stakeholders to provide natural gas to markets in Ohio, Michigan and Ontario.

We continue to advance the second stage of Atlantic Bridge, with its full capacity targeted for commercial availability in the fourth quarter 2018, which will add much needed capacity to the New England region.

Additionally, the South Texas Expansion Project (STEP) and the Pomelo Connector are both on track for an in-service date in the fourth quarter 2018. The projects provide an important link in SEP’s South Texas infrastructure, supporting reliable gas transportation for exports to serve Mexico’s growing natural gas demand.

ADDITIONAL INFORMATION

Additional information about third quarter 2018 earnings can be obtained via the Spectra Energy Partners website: www.spectraenergypartners.com.

Spectra Energy Partners will host a joint webcast with Enbridge Inc. (TSX: ENB) (NYSE: ENB) on November 2, 2018, at 8 a.m. CT. The webcast will be available via the Spectra Energy Partners Events & Presentations page, and the conference call can be accessed by dialing (877) 930-8043 in North America or (253) 336-7522 outside North America. The participant passcode is 6465399#.

A replay of the call will be available via the Spectra Energy Partners Events & Presentations page, or by dialing (855) 859-2056 in North America or (404) 537-3406 outside North America and using the above passcode.

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge's media and investor relations teams will be available after the call for any additional questions.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests as a measure to evaluate operations of the partnership. This measure is a non-GAAP financial measure as it represents net income from controlling interests, excluding special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income from controlling interests provides useful information to investors, as it allows investors to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measure for ongoing net income from controlling interests is net income from controlling interests.

We use earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA) and ongoing EBITDA, non-GAAP financial measures, as performance measures for Spectra Energy Partners, LP. Ongoing EBITDA represents EBITDA, excluding special items. We believe that the presentation of EBITDA and ongoing EBITDA provides useful information to investors, as it allows investors to more accurately compare Spectra Energy Partners, LP’s performance across periods. The most directly comparable GAAP measure for EBITDA and ongoing EBITDA for Spectra Energy Partners, LP is net income.

The primary performance measures used by us to evaluate segment performance are segment EBITDA and Other EBITDA. We consider segment EBITDA and Other EBITDA, which are the GAAP measures used to report segment results, to be good indicators of each segment's operating performance from its continuing operations as they represent the results of our segments' operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA and Other EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA as a measure of performance. Ongoing segment EBITDA is a non-GAAP financial measure, as it represents reported segment EBITDA, excluding special items. We believe that the presentation of ongoing segment EBITDA provides useful information to investors, as it allows investors to more accurately compare a segment's ongoing performance across periods. The most directly comparable GAAP measure for ongoing segment EBITDA is segment EBITDA.

We also present Distributable Cash Flow (DCF), which is a non-GAAP financial measure. We believe that the presentation of DCF provides useful information to investors, as it represents the cash generation capabilities of the partnership to support distribution growth. We also use ongoing DCF, which is a non-GAAP financial measure, as it represents DCF, excluding the cash effect of special items. The most directly comparable GAAP measure for DCF and ongoing DCF is net income. We also use DCF coverage, which is a non-GAAP financial measure, as it represents DCF divided by distributions declared on partnership units. The most directly comparable GAAP measure for DCF coverage is earnings per limited partner unit.

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other partnerships because other partnerships may not calculate these measures in the same manner.

Distribution Information

This information is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Under rules applicable to publicly-traded partnerships, our distributions to non-U.S. unitholders are subject to withholding tax at the highest effective applicable rate to the extent attributable to income that is effectively connected with the conduct of a U.S. trade or business. Given the uncertainty at the time of making distributions regarding the amount of any distribution that is attributable to income that is so effectively connected, we intend to treat all of our distributions as attributable to our U.S. operations, and as a result, the entire distribution will be subject to withholding.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including with respect to the transactions contemplated by the Agreement and Plan of Merger, dated August 24, 2018, among Spectra Energy Partners, LP, Spectra Energy Partners (DE) GP, LP, Enbridge Inc. (Enbridge), Enbridge (U.S.) Inc., Autumn Acquisition Sub, LLC, and, solely for the purposes of Articles I, II and XI, Enbridge US Holdings Inc., Spectra Energy Corp, Spectra Energy Capital, LLC and Spectra Energy Transmission, LLC (the Proposed Merger). Forward-looking statements represent management’s intentions, plans, expectations, assumptions and beliefs about future events. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Factors used to develop these forward-looking statements and that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state, provincial, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; interruption of our operations due to social, civil or political events or unrest; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering and other related infrastructure projects and the effects of competition; the performance of natural gas transmission, storage and gathering facilities, and crude oil transportation and storage; the extent of success in connecting natural gas and oil supplies to transmission and gathering systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture, including the Proposed Merger; the risk that Enbridge may be unable to obtain governmental and regulatory approvals required for the Proposed Merger or required governmental and regulatory approvals may delay the Proposed Merger or result in the imposition of conditions that could cause the parties to abandon the Proposed Merger; the risk that a condition to closing of the Proposed Merger may not be satisfied; the timing to complete the Proposed Merger; the ability to realize expected cost savings, benefits and any other synergies from the Proposed Merger and the proposed simplification of Enbridge’s overall corporate structure may not be fully realized or may take longer to realize than expected; disruption from the Proposed Merger may make it more difficult to maintain relationships with customers, employees or suppliers; and the impact and outcome of pending and future litigation, including litigation, if any, relating to the Proposed Merger. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2017 Form 10-K, filed on February 16, 2018, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Partners

Spectra Energy Partners, LP is one of the largest pipeline master limited partnerships in the United States and connects growing supply areas to high-demand markets for natural gas and crude oil. These assets include approximately 16,000 miles of transmission pipelines, approximately 170 billion cubic feet of natural gas storage, and approximately 5.6 million barrels of crude oil storage. Spectra Energy Partners, LP is traded on the New York Stock Exchange under the symbol SEP; information about the company is available on its website at www.spectraenergypartners.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media:             Michael Barnes
Toll Free: (888) 992-0997
michael.barnes@enbridge.com

Analysts and Investors:     Toll Free: (800) 481-2804
investor.relations@enbridge.com

Spectra Energy Partners, LP
Quarterly Highlights
(Unaudited)
(in millions, except per-unit amounts)
Reported - These results include the impact of special items

	Three Months Ended September 30,		Nine Months Ended September 30,

	2018	2017	2018	2017
INCOME (a)
Operating Revenues	$737	$693	$2,242	$2,088
Total Reportable Segment EBITDA	562	656	1,731	1,745
Net Income - Controlling Interests	$366	$460	$1,154	$1,105

EBITDA BY BUSINESS SEGMENT
U.S. Transmission	$503	$589	$1,530	$1,548
Liquids	59	67	201	197
Total Reportable Segment EBITDA	562	656	1,731	1,745
Other EBITDA	(6)	(21)	(9)	(92)
Total Reportable Segment and Other EBITDA	$556	$635	$1,722	$1,653

PARTNERS' CAPITAL
Declared Cash Distribution per Limited Partner Unit	$0.77625	$0.72625	$2.29125	$2.14125
Weighted Average Units Outstanding
Limited Partner Units	485	311	472	310
General Partner Units	—	6	—	6

DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$359	$363	$1,210	$1,060

CAPITAL AND INVESTMENT EXPENDITURES (b)
Capital expenditures - U.S. Transmission			$641	$1,576
Capital expenditures - Liquids			39	16
Investment expenditures			520	218
Total			$1,200	$1,810

U.S. TRANSMISSION
Operating Revenues	$633	$595	$1,928	$1,783
Operating Expenses
Operating, Maintenance and Other	230	181	656	582
Other Income and Expenses	100	175	258	347
EBITDA	$503	$589	$1,530	$1,548

LIQUIDS
Operating Revenues	$104	$98	$314	$305
Operating Expenses
Operating, Maintenance and Other	45	28	114	104
Other Income and Expenses	—	(3)	1	(4)
EBITDA	$59	$67	$201	$197

Express Pipeline Revenue Receipts, MBbl/d (c)	259	255	261	260
Platte PADD II Deliveries, MBbl/d (c)	123	119	129	133
Canadian Dollar Exchange Rate, Average	1.31	1.25	1.29	1.31

			September 30,	December 31,
			2018	2017

Debt			$8,795	$8,463

Actual Units Outstanding			485	319

(a) Reported results reflect the impact of the U.S. Federal Tax Reform Legislation enacted in December 2017.
(b) Excludes contributions received from noncontrolling interests of $1 million in 2018 and $416 million in 2017.
(c) Thousand barrels per day.

Spectra Energy Partners, LP
Condensed Consolidated Statements of Operations
(Unaudited)
(in millions)
Reported - These results include the impact of special items

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Operating Revenues	$737	$693	$2,242	$2,088

Operating Expenses	370	319	1,047	1,039

Operating Income	367	374	1,195	1,049

Other Income and Expenses	98	176	261	348
Interest Expense	85	75	255	191

Earnings Before Income Taxes	380	475	1,201	1,206
Income Tax Expense	3	4	15	14

Net Income	377	471	1,186	1,192

Net Income - Noncontrolling Interests	11	11	32	87

Net Income - Controlling Interests	$366	$460	$1,154	$1,105

Spectra Energy Partners, LP
Condensed Consolidated Balance Sheets
(Unaudited)
(in millions)

	September 30,	December 31,
	2018	2017

ASSETS
Current Assets	$695	$561
Investments and Goodwill	6,055	6,259
Net Property, Plant and Equipment	15,322	14,899
Regulatory and Other Assets	339	337
Total Assets	$22,411	$22,056

LIABILITIES AND EQUITY
Current Liabilities	$557	$1,105
Loan from Affiliate	638	—
Long-term Debt	8,157	7,963
Other Liabilities	1,057	1,087
Equity	12,002	11,901
Total Liabilities and Equity	$22,411	$22,056

Spectra Energy Partners, LP
Distributable Cash Flow
(Unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net Income	$377	$471	$1,186	$1,192
Add:
Interest expense	85	75	255	191
Income tax expense	3	4	15	14
Depreciation and amortization	89	86	268	258
Foreign currency (gain) loss	2	(1)	(1)	(1)
Less:
Third party interest income	—	—	1	1
EBITDA	556	635	1,722	1,653

Add:
Earnings from equity investments	(81)	(161)	(210)	(239)
Distributions from equity investments	57	54	192	132
Noncash Impact of the U.S. Tax Reform	—	—	(25)	—
Other	9	9	6	9

Less:
Interest expense	85	75	255	191
Equity AFUDC	14	14	29	107
Net cash paid for income taxes	1	4	6	12
Distributions to non-controlling interests	12	12	40	37
Maintenance capital expenditures	70	69	145	148
Total Distributable Cash Flow	$359	$363	$1,210	$1,060

Spectra Energy Partners, LP
Reported to Ongoing Distributable Cash Flow Reconciliation
(Unaudited)
(in millions)

	Three months ended
	September 30, 2018			September 30, 2017
	Reported	Less: Special Items	Ongoing	Reported	Less: Special Items	Ongoing
Net Income	$377	$(5)	$382	$471	$81	$390
Add:
Interest expense	85	—	85	75	—	75
Income tax expense	3	—	3	4	—	4
Depreciation and amortization	89	—	89	86	—	86
Foreign currency (gain) loss	2	—	2	(1)	—	(1)
Less:
Third party interest income	—	—	—	—	—	—
EBITDA	556	(5)	561	635	81	554

Add:
Earnings from equity investments	(81)	—	(81)	(161)	(106)	(55)
Distributions from equity investments	57	—	57	54	—	54
Other	9	—	9	9	—	9

Less:
Interest expense	85	—	85	75	—	75
Equity AFUDC	14	—	14	14	—	14
Net cash paid for income taxes	1	—	1	4	—	4
Distributions to non-controlling interests	12	—	12	12	—	12
Maintenance capital expenditures	70	—	70	69	10	59
Total Distributable Cash Flow	$359	$(5)	$364	$363	$(35)	$398

Spectra Energy Partners, LP
Reported to Ongoing Distributable Cash Flow Reconciliation
(Unaudited)
(in millions)

	Nine Months Ended
	September 30, 2018			September 30, 2017
	Reported	Less: Special Items	Ongoing	Reported	Less: Special Items	Ongoing
Net Income	$1,186	$16	$1,170	$1,192	$6	$1,186
Add:
Interest expense	255	—	255	191	—	191
Income tax expense	15	—	15	14	—	14
Depreciation and amortization	268	—	268	258	—	258
Foreign currency (gain) loss	(1)	—	(1)	(1)	—	(1)
Less:
Third party interest income	1	—	1	1	—	1
EBITDA	1,722	16	1,706	1,653	6	1,647

Add:
Earnings from equity investments	(210)	—	(210)	(239)	(106)	(133)
Distributions from equity investments	192	—	192	132	—	132
Noncash Impact of the U.S. Tax Reform	(25)	(25)	—	—	—	—
Other	6	—	6	9	—	9

Less:
Interest expense	255	—	255	191	—	191
Equity AFUDC	29	—	29	107	—	107
Net cash paid for income taxes	6	—	6	12	—	12
Distributions to non-controlling interests	40	—	40	37	—	37
Maintenance capital expenditures	145	—	145	148	12	136
Total Distributable Cash Flow	$1,210	$(9)	$1,219	$1,060	$(112)	$1,172

Spectra Energy Partners, LP
Reported to Ongoing Earnings Reconciliation
September 2018 Quarter-to-Date
(Unaudited)
(in millions)

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION	Reported Earnings	Less: Special Items		Ongoing Earnings

U.S. Transmission	$503	$(1)	(a)	$504
Liquids	59	—		59
Total Reportable Segment EBITDA	562	(1)		563

Other	(6)	(4)	(b)	(2)
Total Reportable Segment and Other EBITDA	$556	$(5)		$561

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$556	$(5)		$561
Depreciation and Amortization	(89)	—		(89)
Interest Expense	(85)	—		(85)
Other Income and Expenses	(2)	—		(2)
Income Tax Expense	(3)	—		(3)
Total Net Income	377	(5)		382

Total Net Income - Noncontrolling Interests	(11)	—		(11)

Total Net Income - Controlling Interests	$366	$(5)		$371

(a) Primarily consists of merger-related severance costs in 2018.
(b) Primarily consists of restructuring costs related to the proposed merger.

Spectra Energy Partners, LP
Reported to Ongoing Earnings Reconciliation
September 2018 Year-to-Date
(Unaudited)
(in millions)

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION	Reported Earnings	Less: Special Items		Ongoing Earnings

U.S. Transmission	$1,530	$13	(a)	$1,517
Liquids	201	7	(b)	194
Total Reportable Segment EBITDA	1,731	20		1,711

Other	(9)	(4)	(c)	(5)
Total Reportable Segment and Other EBITDA	$1,722	$16		$1,706

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$1,722	$16		$1,706
Depreciation and Amortization	(268)	—		(268)
Interest Expense	(255)	—		(255)
Other Income and Expenses	2	—		2
Income Tax Expense	(15)	—		(15)
Total Net Income	1,186	16		1,170

Total Net Income - Noncontrolling Interests	(32)	—		(32)

Total Net Income - Controlling Interests	$1,154	$16		$1,138

(a) Primarily consists of an adjustment to the U.S. Federal Tax Reform Legislation Regulatory Liability established in 2017, partially offset by merger-related severance costs in 2018.
(b) Primarily consists of a gain recognized on purchased oil inventory.
(c) Primarily consists of restructuring costs related to the proposed merger.

Spectra Energy Partners, LP
Reported to Ongoing Earnings Reconciliation
September 2017 Quarter-to-Date
(Unaudited)
(in millions)

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION	Reported Earnings	Less: Special Items		Ongoing Earnings

U.S. Transmission	$589	$84	(a)	$505
Liquids	67	—		67
Total Reportable Segment EBITDA	656	84		572

Other	(21)	(3)	(b)	(18)
Total Reportable Segment and Other EBITDA	$635	$81		$554

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$635	$81		$554
Depreciation and Amortization	(86)	—		(86)
Interest Expense	(75)	—		(75)
Other Income and Expenses	1	—		1
Income Tax Expense	(4)	—		(4)
Total Net Income	471	81		390

Total Net Income - Noncontrolling Interests	(11)	—		(11)

Total Net Income - Controlling Interests	$460	$81		$379

(a) Primarily attributable to a gain as a result of the deconsolidation and re-measurement of Sabal Trail, partially offset by inspection and repair costs related to Texas Eastern Pipeline incident.
(b) Primarily merger-related severance costs.

Spectra Energy Partners, LP
Reported to Ongoing Earnings Reconciliation
September 2017 Year-to-Date
(Unaudited)
(in millions)

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION	Reported Earnings	Less: Special Items		Ongoing Earnings

U.S. Transmission	$1,548	$47	(a)	$1,501
Liquids	197	(3)	(b)	200
Total Reportable Segment EBITDA	1,745	44		1,701

Other	(92)	(38)	(b)	(54)
Total Reportable Segment and Other EBITDA	$1,653	$6		$1,647

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$1,653	$6		$1,647
Depreciation and Amortization	(258)	—		(258)
Interest Expense	(191)	—		(191)
Other Income and Expenses	2	—		2
Income Tax Expense	(14)	—		(14)
Total Net Income	1,192	6		1,186

Total Net Income - Noncontrolling Interests	(87)	—		(87)

Total Net Income - Controlling Interests	$1,105	$6		$1,099

(a) Primarily attributable to a gain as a result of the deconsolidation and re-measurement of Sabal Trail, partially offset by inspection and repair costs related to Texas Eastern Pipeline incident.
(b) Primarily merger-related severance costs.